As filed with the Securities and Exchange Commission on January 27, 2025

Registration Nos. 333-226039

333-202364

333-189579

333-149989

333-85094

333-95795

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dominion Energy, Inc.

(Exact name of registrant as specified in its charter)

Virginia	54-1229715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Dominion Energy West Virginia Union Savings Plan

(f/k/a Dominion Energy Transmission and West Virginia Union Savings Plan)

Dominion Energy Ohio Union Savings Plan

(Full title of the plan)

Carlos M. Brown

President – Dominion Energy Services and

Executive Vice President, Chief Legal Officer and Corporate Secretary

Amanda B. Tornabene

Vice President – Governance and Assistant Corporate Secretary

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 819-2284

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Deregistration of Securities

In its Registration Statements on Form S-8 (Registration Nos. 333-226039, 333-202364, 333-189579, 333-149989, 333-85094 and 333-95795 (collectively, the Prior Registration Statements)), Dominion Energy, Inc. (formerly Dominion Resources, Inc.) (Dominion Energy) registered an aggregate of 12,380,000 shares of its common stock, without par value, and an indeterminate number of participation interests for issuance to participants in the Dominion Energy West Virginia Union Savings Plan (f/k/a Dominion Energy Transmission and West Virginia Union Savings Plan) and the Dominion Energy Ohio Union Savings Plan (together, the Plans). Due to the merger of the Plans into the Dominion Energy Salaried Savings Plan, Dominion Energy is filing this Post-Effective Amendment No. 1 to each of the Prior Registration Statements to deregister all shares and participation interests that remain unissued under the Plans and terminate all offerings under the Prior Registration Statements.

(The share number above does not take into account any applicable corporate actions, such as stock splits, that may have been taken following the filing of the Prior Registration Statements.)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 27th day of January, 2025.

DOMINION ENERGY, INC.

By:	/s/ Carlos M. Brown
Carlos M. Brown
Executive Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, the Administrative Benefits Committee for the Dominion Energy West Virginia Union Savings Plan and the Dominion Energy Ohio Union Savings Plan has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, the Commonwealth of Virginia, on the 27th day of January, 2025.

DOMINION ENERGY WEST VIRGINIA UNION SAVINGS PLAN DOMINION ENERGY OHIO UNION SAVINGS PLAN

By:	/s/ Regina J. Elbert
Regina J. Elbert
Chair, Administrative Benefits Committee

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.